SAVINGS INSTITUTE BANK AND TRUST COMPANY
CHANGE IN CONTROL AGREEMENT, AS AMENDED AND RESTATED

THIS AGREEMENT (the “Agreement”) by and between THE SAVINGS INSTITUTE BANK AND TRUST COMPANY with its principal offices at 803 Main Street, Willimantic, Connecticut 06226 (the “Bank”), LAUREN L. MURPHY (the “Executive”) and SI FINANCIAL GROUP, INC., a Maryland corporation and the holding company of the Bank, as guarantor, originally entered into as of September 21, 2011, amended and restated effective December 18, 2013, is hereby amended and restated in its entirety effective September 23, 2015.

WHEREAS, the Bank continues to recognize the importance of Executive to the Bank’s operations and wishes to protect her position with the Bank in the event of a change in control of the Bank or the Company for the period provided for in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

1.	Term of Agreement.

(a)    The term of this Agreement shall expire on September 23, 2018, unless otherwise extended as noted under Section 1(b) of this Agreement.

(b) Commencing on or before December 31, 2016 and continuing on each December 31st thereafter (“anniversary date”), the Bank may extend the Agreement for an additional year, unless Executive elects not to extend the term of this Agreement by giving proper written notice in accordance with this Agreement. The Compensation Committee of the Board of Directors will review the Agreement and Executive’s performance annually prior to each anniversary date for purposes of determining whether to extend the term of the Agreement. The rationale and results of the discussions shall be included in the Compensation Committee minutes. The Bank shall give notice to the Executive as soon as possible after each such review as to whether the Agreement is to be extended.

(c)    Notwithstanding anything in this Section to the contrary, this Agreement shall terminate if Executive or the Bank terminates Executive’s employment prior to a Change in Control.

2.	Change in Control.

(a)    Upon the occurrence of a Change in Control of the Bank or the Company followed at any time during the term of this Agreement by the termination of Executive’s employment in accordance with the terms of this Agreement, other than for Just Cause, as defined in Section 2(c) of this Agreement, the provisions of Section 3 of this Agreement shall apply. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate his

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employment at any time during the term of this Agreement following an event constituting “Good Reason.”

“Good Reason” means, unless Executive has consented in writing thereto, the occurrence following a Change in Control, of any of the following:

(1)    a material diminution of the Executive’s base salary (unless the reduction is part of a company-wide or executive-level restructuring of compensation),

(2)    a material diminution of the Executive’s authority, duties, or responsibilities, or

(3)    a change in the geographic location at which the Executive must perform services for the Bank by more than 25 miles from such location at the effective date.

the Executive must give notice to the Bank of the existence of one or more of the conditions noted above within sixty (60) days after the initial existence of the condition, and the Bank shall have thirty (30) days thereafter to remedy the condition. In addition, the Executive’s voluntary termination with Good Reason must occur within ninety (90) days after the initial existence of one or more of the conditions set forth in (1) – (3) above.

(b)    For purposes of this Agreement, a “Change in Control” shall be deemed to occur on the earliest of any of the following events:

(i)    Merger: The Company merges into or consolidates with another corporation, or merges another corporation into the Company, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company immediately before the merger or consolidation.

(ii)    Acquisition of Significant Share Ownership: There is filed or required to be filed a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

(iii)    Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s Board of Directors; provided, however, that for purposes of this clause

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(iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

(iv)    Sale of Assets: The Company sells to a third party all or substantially all of its assets.

(c)    Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon termination for Just Cause. The term “Just Cause” shall mean termination because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order, or any material breach of any provision of this Agreement. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Just Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for that purpose (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board of Directors), finding that in the good faith opinion of the Board of Directors, Executive was guilty of conduct justifying termination for Just Cause and specifying the particulars thereof in detail. Executive shall not have the right to receive compensation or other benefits for any period after termination for Just Cause. During the period beginning on the date of the Notice of Termination for Just Cause pursuant to Section 4 hereof through the Date of Termination, stock options granted to Executive under any stock option plan shall not be exercisable nor shall any unvested stock awards granted to Executive under any stock benefit plan of the Bank, the Company or any subsidiary or affiliate thereof, vest. At the Date of Termination, such stock options and any such unvested stock awards shall become null and void and shall not be exercisable by or delivered to Executive at any time subsequent to such termination for Just Cause.

3.    Termination Benefits.

(a)    If Executive’s employment is voluntarily (in accordance with Section 2(a) of this Agreement) or involuntarily terminated within two (2) years of a Change in Control, Executive shall receive:

(i)
a lump sum cash payment equal to three (3) times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended (the “Code”). Such payment shall be made not later than five (5) days following Executive’s termination of employment under this Section 3.

(ii)
Continued benefit coverage under all Bank health and welfare plans which Executive participated in as of the date of the Change in Control (collectively, the “Employee Benefit Plans”) for a period of thirty-six (36) months

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following Executive’s termination of employment. Said coverage shall be provided under the same terms and conditions in effect on the date of Executive’s termination of employment. Solely for purposes of benefits continuation under the Employee Benefit Plans, Executive shall be deemed to be an active employee. To the extent that benefits required under this Section 3(a) cannot be provided under the terms of any Employee Benefit Plan, the Bank shall enter into alternative arrangements that will provide Executive with comparable benefits.

(b)    Notwithstanding any other provisions of this Agreement, in the event that (x) the aggregate payments or benefits to be made or afforded to the Executive under this Agreement or otherwise, which are deemed to be parachute payments as defined in Section 280G of the Code, or any successor thereof (the “Termination Benefits”), would be deemed to include an “excess parachute payment” under Section 280G of the Code; and (y) if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with Section 280G of the Code and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (1) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (2) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount. The allocation of the reduction required hereby among the Termination Benefits shall be first deducted from the cash payment due under Section 3(a) of this Agreement.  Notwithstanding the foregoing, if required by regulation, the Bank shall not pay the Executive severance benefits under this Agreement in excess of three (3) times his average annual compensation (or, if required, such other amount that may be permitted by the Office of the Comptroller of the Currency pursuant to regulation or regulatory guidance). The Company’s independent public accountants will determine the value of any reduction in the payments and benefits; the Company will pay for the accountants’ opinion. If the Bank and/or the Executive do not agree with the accountants’ opinion, the Bank will pay to the Executive the maximum amount of payments and benefits pursuant to this Agreement or otherwise, as selected by Executive, that the opinion indicates have a high probability of not causing any of the payments and benefits to be non-deductible and subject to the excise tax imposed under Section 4999 of the Code. The Bank may also request, and the Executive has the right to demand that, a ruling from the IRS as to whether the disputed payments and benefits have such tax consequences. The Bank will promptly prepare and file the request for a ruling from the IRS, but in no event will the the Bank make this filing later than thirty (30) days from the date of the accountant’s opinion referred to above. The request will be subject to the Executive’s approval prior to filing; the Executive shall not unreasonably withhold his approval. The Bank and the Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any IRS rulings, together with interest at the applicable federal rate provided for in Section 7872(1)(2) of the Code. Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment other than pursuant to this Section 3(b) hereof, or a reduction in the payments and benefits specified, below zero.

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.

4.    Notice of Termination.

(a)    Any purported termination by the Bank or by Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated.

(b)“Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Just Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

5.    Source of Payments.

All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the Bank. The Company, however, unconditionally guarantees payment and provision of all amounts and benefits due hereunder to Executive and, if such amounts and benefits due from the Bank are not timely paid or provided by the Bank, such amounts and benefits shall be paid or provided by the Company.

6.    Effect on Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Bank and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided. No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement. Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Bank or shall impose on the Bank any obligation to employ or retain Executive in its employ for any period.

7.    No Attachment.

(a)    Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.

(b)    This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank and their respective successors and assigns.

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8.    Modification and Waiver.

(a)    This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)    No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.    Severability.

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

10.	Headings for Reference Only.

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement. In addition, references herein to the masculine shall apply to both the masculine and the feminine.

11.	Governing Law.

Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Connecticut, without regard to principles of conflicts of law of that State.

12.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank, in accordance with the rules of the American Arbitration Bank then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

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13.	Payment of Legal Fees.

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Bank, only if Executive is successful pursuant to a legal judgment, arbitration or settlement.

14.    Indemnification.

The Company or the Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at its expense and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company or the Bank (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys’ fees and the cost of reasonable settlements.

15.    Successors to the Bank and the Company.

The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s and the Company’s obligations under this Agreement, in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place.

16.    Required Provisions.

In the event any of the foregoing provisions of this Section 16 are in conflict with the terms of this Agreement, this Section 16 shall prevail.

a.    The Board of Directors may terminate Executive’s employment at any time, but any termination by the Bank, other than termination for Just Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.

b.    If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Bank’s obligations under this contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

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c.    If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this contract shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

d.    If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations of the Bank under this contract shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

e.    All obligations under this Agreement shall be terminated, except to the extent a determination is made that continuation of the contract is necessary for the continued operation of the Bank (i) by the director of the Office of the Comptroller of the Currency (the “OCC”) or her or her designee (the “Director”), at the time the OCC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act; or (ii) by the Director, at the time the Director approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of Executive that have already vested, however, shall not be affected by such action.

f.    Any payments made to employees pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

17.     Section 409A of the Code.

a.    This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the “short-term deferral exception” under Treasury Regulation Section 1.409A-1(b)(4) and the “separation pay exception” under Treasury Regulation Section 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code. If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Executive under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A of the Code, all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under Section 409A of the Code), each payment made under this Agreement shall be treated as a separate payment, the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments, and if a payment is not made by the designated payment date under this Agreement, the payment shall be made by December 31 of the calendar year in which the designated date occurs. To the extent that any payment provided for hereunder would be subject to additional tax under Section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of Section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law, and any such amount shall be payable in accordance with subparagraph (b) of this Agreement below. In no event shall Executive, directly or indirectly, designate the calendar year of payment.

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b.    If when separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if the cash severance payment under Section 3(a)(i) of this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available (i.e., the “short-term deferral exception” under Treasury Regulations Section 1.409A-1(b)(4) or the “separation pay exception” under Treasury Section 1.409A-1(b)(9)(iii)), the Bank or the Company will make the maximum severance payment possible in order to comply with an exception from the six month requirement and make any remaining severance payment under Section 3(a)(i) of this Agreement to Executive in a single lump sum without interest on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

c.    If (x) under the terms of the applicable policy or policies for the insurance or other benefits specified in Section 3(a)(ii) of this Agreement it is not possible to continue coverage for Executive and her dependents, or (y) when a separation from service occurs Executive is a “specified employee” within the meaning of Section 409A of the Code, and if any of the continued insurance coverage or other benefits specified in Section 3(a)(ii) of this Agreement would be considered deferred compensation under Section 409A of the Code, and, finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance or other benefit, the Bank or the Company shall pay to Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit had Executive’s employment not terminated. The lump-sum payment shall be made thirty (30) days after employment termination or, if Section 17(b) of this Agreement applies, on the first payroll date that occurs after the date that is six (6) months after the date on which Executive separates from service.

d.    References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Internal Revenue Section 409A of the Code.

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SIGNATURES

IN WITNESS WHEREOF, Savings Institute Bank and Trust Company and SI Financial Group, Inc. have caused this amended and restated Agreement to be executed by their duly authorized officers, and Executive has signed this Agreement, on September ____, 2015

ATTEST:	SAVINGS INSTITUTE BANK AND TRUST COMPANY

/s/ Michael Garvey___________	By: _/s/ Mark Alliod_________________

ATTEST:                        SI FINANCIAL GROUP, INC.
(Guarantor)

/s/ Michael Garvey_____________	By: _/s/ Mark Alliod________________

WITNESS:                        EXECUTIVE

__________________                /s/ Lauren L. Murphy    __________
Lauren L. Murphy

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